Exhibit 15

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cellcom Israel Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-141639) of Cellcom Israel Ltd. of our report dated March 1, 2009, with respect to the consolidated balance sheets of Cellcom Israel Ltd. and subsidiaries (“the Company”), as of December 31, 2008 and 2007, and the related consolidated income statements, consolidated statements of recognized income and expenses and consolidated cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 20-F  of Cellcom Israel Ltd. Our report contains emphasis paragraphs noting the following:

The Company’s annual consolidated financial statements for 2007 were previously prepared in conformity with Israeli generally accepted accounting principles. As more fully described in note 2A to the consolidated financial statements, the Company elected in 2008 to change the basis of accounting used in preparing its financial statements for it to be in conformity with International Financial Reporting Standards. Consequently, the Company’s prior annual financial statements for 2007 referred to above are now being presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The consolidated financial statements as of and for the year ended December 31, 2008 have been translated into United States dollars (“dollars”) solely for the convenience of the reader. The consolidated financial statements expressed in New Israeli Shekels have been translated into dollars on the basis set forth in Note 2D of the notes to the consolidated financial statements.

/s/ Somekh Chaikin

Somekh Chaikin
Certified Public Accountants (lsr.)
Member Firm of KPMG International

Tel Aviv, Israel

March 1, 2009